Exhibit 99.1


        Charles River Laboratories Announces Second-Quarter 2005 Results


    WILMINGTON, Mass.--(BUSINESS WIRE)--July 28, 2005--Charles River Laboratories (NYSE:CRL):

    - Sales Increase 57.3% to $283 million -

    - GAAP Earnings Per Share of $0.44 and $0.59 on a Non-GAAP Basis -

    - Company Reaffirms Guidance for 2005 on Continuing Strong Demand for Outsourced Services -

    - Board of Directors Approves $50 Million Stock Repurchase Plan -

    Charles River Laboratories International, Inc. (NYSE:CRL) today reported second-quarter 2005 financial results. Net sales for the second quarter of 2005 increased 57.3% to $283.4 million, compared to $180.2 million reported in the second quarter of 2004. The increase was due primarily to the acquisition of Inveresk Research Group, and also to continuing strong demand for research models and outsourced preclinical services. The impact of the stronger U.S. dollar relative to foreign currencies reduced the second-quarter net sales growth rate by approximately 2.0% compared to the Company's earlier guidance.
    Net income on a GAAP basis was $31.9 million, or $0.44 per diluted share, in the second quarter of 2005, compared to $26.3 million, or $0.52 per diluted share, in the second quarter of 2004. On a non-GAAP basis, net income for the second quarter increased 61.7% to $42.5 million, compared to $26.3 million in the second quarter of 2004. Non-GAAP earnings per diluted share were $0.59, compared to $0.52 per diluted share in the second quarter of 2004, an increase of 13.5%. Non-GAAP results in the second quarter of 2005 exclude amortization of intangibles of $13.1 million, or $0.12 per diluted share, and compensation charges of $2.8 million, or $0.03 per diluted share, related to the acquisition of Inveresk.
    James C. Foster, Chairman, President and Chief Executive Officer said, "We were very pleased with our second-quarter results. Strong demand for products and services across our broad portfolio drove our second-quarter net sales increase. We benefited from our customers' continued focus on development of new drugs and therapies, as they looked to us to support those efforts more extensively than in the past. As a result of higher net sales, our continued focus on operating efficiencies, and the success of our integration efforts, we achieved excellent sequential operating margin improvement in the Preclinical and Clinical business segments. Based on our continuing discussions with customers, we expect demand for our extensive portfolio of value-added, essential products and services to continue in the second half of 2005, and expect to achieve our sales and earnings goals."
    For the first six months of 2005, net sales increased 57.9% to $557.1 million from $352.8 million in the first half of 2004. Net income on a GAAP basis was $59.5 million, or $0.84 per diluted share in the first half of 2005, compared to $43.9 million, or $0.88 per diluted share, in the first half of 2004. On a non-GAAP basis, net income for the first six months was $81.2 million, compared to $49.7 million in the same period in 2004. Non-GAAP earning per diluted share were $1.14, compared to $0.99 per diluted share in the same period in 2004. Non-GAAP results in the first half of 2005 exclude amortization of intangibles of $26.5 million, or $0.25 per diluted share, and compensation charges of $5.8 million, or $0.05 per diluted share, related to the acquisition of Inveresk. Non-GAAP results in the first half of 2004 exclude a net charge of $5.8 million, or $0.11 per diluted share, related to the write-off of a deferred tax asset and release of a related tax valuation allowance in connection with the Company's reorganization of its European operations.

    Business Segments Results

    Research Models and Services

    Second-quarter 2005 net sales for the Research Models and Services segment of the business were $130.8 million compared to $120.1 million last year, an increase of 8.9%. Growth was due primarily to the research model business, partially offset by lower sales of Transgenic Services and of Vaccine Products. The gross margin was 44.2%, slightly lower than the 45.2% reported in the second quarter of last year. The operating margin was 32.9% compared to 34.2% in the same period last year. The decrease in gross and operating margins was due to lower Transgenic Services and Vaccine Products sales.
    For the six-month period, net sales were $258.7 million, an increase of 8.0% from the $239.6 million reported in the first half of 2004. The gross margin was 44.2% compared to 44.7% in the same period in 2004, and the operating margin was 33.0% compared to 33.3% in the first half of 2004.

    Preclinical Services

    Net sales for the Preclinical Services segment were $119.1 million in the second quarter of 2005, an increase of 98.2% from the $60.1 million reported in the second quarter of 2004. The increase was due primarily to the acquisition of Inveresk, and to continuing strong demand for outsourced development services. Robust net sales of global toxicology services were partially offset by interventional and surgical services sales, which declined from the second quarter of 2004. The segment's gross margin increased to 36.1% from 33.8% in the second quarter of 2004. Operating income was $17.7 million in the second quarter of 2005, compared to $11.4 million last year. The operating margin was 14.9% compared to 19.0% in the second quarter of 2004, with the decrease due to amortization of intangibles related to the acquisition of Inveresk. On a non-GAAP basis, when excluding amortization of $10.1 million related to the Inveresk acquisition, second-quarter operating income rose to $27.9 million from $11.4 million in the second quarter of last year and the operating margin increased to 23.4% from 19.0% in the second quarter of last year, reflecting higher sales and operating efficiencies.
    For the first six months of 2005, Preclinical net sales were $233.2 million compared to $113.3 million in the same period last year, an increase of 105.9%. The gross margin for the first half of 2005 rose to 34.8% from 32.1% in the same period last year, and the operating margin was 13.0% compared to 16.7% in the first half of 2004. On a non-GAAP basis, when excluding amortization of $20.5 million related to the Inveresk acquisition, operating income for the first half of 2005 rose to $50.7 million from $19.0 million in the first half of last year and the operating margin increased to 21.7% from 16.7% in the same period last year.

    Clinical Services

    For the second quarter of 2005, net sales for the Clinical Services segment were $33.5 million. The gross margin was 33.0%, operating income was $1.9 million and the operating margin was 5.8%. On a non-GAAP basis, when excluding amortization of $3.0 million related to the Inveresk acquisition, operating income was $4.9 million and the operating margin was 14.8%.
    For the first six months of 2005, Clinical net sales were $65.3 million and the gross margin was 32.0%. Operating income was $2.8 million and the operating margin was 4.3%. On a non-GAAP basis, when excluding amortization of $6.0 million related to the Inveresk acquisition, operating income was $8.8 million and the operating margin was 13.5%.

    Backlog

    The backlog for Preclinical and Clinical Services at June 25, 2005, was $421 million, which includes a reduction of $10 million in the second quarter attributable to foreign currency translation.
    The Company does not report backlog for the RMS business segment because turnaround time from placement to completion of orders, both for products and services, is rapid.

    Board Authorizes Stock Repurchase Plan

    Charles River's Board of Directors has authorized the repurchase of up to $50 million of its common stock. The stock purchases will be made from time to time on the open market, through block trades or otherwise in compliance with Rule 10b-18 of the federal securities laws. Depending on market conditions and other factors, these repurchases may be commenced or suspended at any time or from time to time without prior notice. Funds for the repurchases are expected to come from cash on hand or cash generated by operations. There are currently no specific plans for the shares that may be purchased under the program.
    As of July 20, 2005, Charles River had approximately 71.8 million shares of common stock outstanding.

    2005 Outlook

    The following forward-looking guidance is based on current foreign exchange rates. Full-year 2005 net sales guidance includes a negative effect from foreign currency translation of approximately 2.0% compared to the Company's earlier guidance. However, stronger than expected operating results are expected to offset the negative foreign currency translation effect on both net sales and diluted earnings per share.
    Including the effect of foreign currency, the Company reaffirms its prior guidance for 2005 of revenue growth in a range of 48% to 52%, which reflects the acquisition of Inveresk as well as continued strength in the market for outsourced drug discovery and development services. The Company also reaffirms its prior guidance that strong sales growth, efficiency improvements and operating synergies are expected to result in GAAP earnings per diluted share in a range of $1.70 to $1.80. Non-GAAP earnings, which exclude acquisition-related amortization of intangible assets of $53.6 million and compensation charges of $7.8 million, are expected to be in a range of $2.30 to $2.40 per diluted share, as the Company previously stated.
    For the third quarter of 2005, the Company expects net sales to increase between 58% and 61%, and GAAP earnings per diluted share to be in a range of $0.44 to $0.46. Non-GAAP earnings per diluted share, which exclude acquisition-related amortization of intangible assets of $13.1 million and compensation charges of $1.3 million, are expected to be in a range of $0.58 to $0.60.

    Webcast

    Charles River Laboratories has scheduled a live webcast on Friday, July 29, at 8:30 a.m. ET to discuss matters relating to this press release. To participate, please go to ir.criver.com and select the webcast link. The webcast will be available until 5:00 p.m. ET on August 5, 2005.

    Use of Non-GAAP Financial Measures

    This press release contains non-GAAP financial measures which exclude, among other items, amortization of intangible assets and other charges related to the Inveresk acquisition. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. We believe that the inclusion of non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our core operating results and future prospects, and is consistent with how management measures and forecasts the Company's performance, especially when comparing such results to prior periods or forecasts. Non-GAAP results also allow investors to compare the Company's operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying exhibits to, this press release, and can also be found on the Company's website at ir.criver.com.

    Caution Concerning Forward-Looking Statements. This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "expect," "estimate," "plan," "outlook," and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements are based on Charles River's current expectations and beliefs, and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: challenges arising from the acquisition and integration of Inveresk Research Group; a decrease in research and development spending or a decrease in the level of outsourced services; acquisition integration risks; the ability to convert backlog to sales; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River's Annual Report on Form 10-K as filed on March 9, 2005, with the Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River, and Charles River assumes no obligation and expressly disclaims any duty to update information contained in this news release except as required by law.

    About Charles River Laboratories

    Charles River Laboratories, based in Wilmington, Massachusetts, is a global provider of solutions that advance the drug discovery and development process. Our leading-edge products and services are designed to enable our clients to bring drugs to market faster and more efficiently. Backed by our rigorous, best-in-class procedures and our proven data collection, analysis and reporting capabilities, our products and services are organized into three categories spanning every step of the drug development pipeline: Research Models and Services, Preclinical Services, and Clinical Services. Charles River's customer base includes all of the major pharmaceutical companies and many biotechnology companies, government agencies and leading hospitals and academic institutions. Charles River's 8,000 employees serve clients in more than 50 countries. For more information on Charles River, visit our website at www.criver.com.


            CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
        CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
           (dollars in thousands, except for per share data)

                         Three Months Ended       Six Months Ended
                      ------------------------ -----------------------
                         June 25,    June 26,    June 25,    June 26,
                            2005        2004        2005        2004

Total net sales        $  283,413  $  180,193  $  557,135  $  352,830
Cost of products sold
 and services provided    171,627     105,572     340,738     209,381
                       ----------- ----------- ----------- -----------
Gross margin              111,786      74,621     216,397     143,449
Selling, general and
 administrative            47,615      29,220      92,467      57,340
Amortization of
 intangibles               14,318       1,198      28,681       2,389
                       ----------- ----------- ----------- -----------
Operating income           49,853      44,203      95,249      83,720
Interest income
 (expense)                 (4,771)     (1,310)    (11,030)     (2,725)
Other, net                   (340)        (73)       (484)        127
                       ----------- ----------- ----------- -----------
Income before income
 taxes and minority
 interests                 44,742      42,820      83,735      81,122
Provision for income
 taxes                     12,460      16,058      23,320      36,210
                       ----------- ----------- ----------- -----------
Income before minority
 interests                 32,282      26,762      60,415      44,912
Minority interests           (422)       (462)       (907)     (1,018)
                       ----------- ----------- ----------- -----------
Net income             $   31,860  $   26,300  $   59,508  $   43,894
                       =========== =========== =========== ===========

Earnings per common
 share
   Basic               $     0.46  $     0.57  $     0.88  $     0.96
   Diluted             $     0.44  $     0.52  $     0.84  $     0.88
Weighted average number
 of common shares
 outstanding
   Basic               69,738,107  46,046,675  67,807,103  45,950,897
   Diluted             72,916,234  52,586,287  72,734,098  52,342,036


            CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
           CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                        (dollars in thousands)



                                               June 25,  December 25,
                                                  2005          2004
Assets
Current assets
   Cash and cash equivalents                 $  166,549    $  207,566
   Trade receivables, net                       210,308       201,794
   Inventories                                   60,373        61,914
   Other current assets                          42,049        39,032
                                             -----------   -----------
      Total current assets                      479,279       510,306
Property, plant and equipment, net              349,623       357,149
Goodwill, net                                 1,419,079     1,422,586
Other intangibles, net                          226,500       256,294
Deferred tax asset                               46,154        50,412
Other assets                                     27,372        30,088
                                             -----------   -----------
      Total assets                           $2,548,007    $2,626,835
                                             ===========   ===========

Liabilities and Shareholders' Equity
Current liabilities
   Current portion of long-term debt         $   80,521    $   80,456
   Accounts payable                              24,347        28,672
   Accrued compensation                          36,921        46,037
   Deferred income                              103,850       117,490
   Other current liabilities                     70,581        76,460
                                             -----------   -----------
      Total current liabilities                 316,220       349,115
Long-term debt                                  325,263       605,388
Other long-term liabilities                     165,650       190,035
                                             -----------   -----------
      Total liabilities                         807,133     1,144,538
                                             -----------   -----------
Minority interests                                9,191         9,792
Total shareholders' equity                    1,731,683     1,472,505
                                             -----------   -----------
Total liabilities and shareholders' equity   $2,548,007    $2,626,835
                                             ===========   ===========


            CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
           SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED)
                        (dollars in thousands)

                               Three Months Ended   Six Months Ended
                               ------------------- ------------------
                                June 25,  June 26,  June 25,  June 26,
                                   2005      2004      2005      2004
Research Models and Services
  Net sales                    $130,771  $120,085  $258,683  $239,562
  Gross margin                   57,755    54,277   114,341   107,048
  Gross margin as a % of net
   sales                           44.2%     45.2%     44.2%     44.7%
  Operating income               43,050    41,041    85,358    79,792
  Operating income as a % of
   net sales                       32.9%     34.2%     33.0%     33.3%
  Depreciation and amortization   5,047     4,296     9,776     8,605
  Capital expenditures            6,516     4,952    11,791     8,395

Preclinical Services
  Net sales                    $119,107  $ 60,108  $233,179  $113,268
  Gross margin                   42,962    20,344    81,150    36,401
  Gross margin as a % of net
   sales                           36.1%     33.8%     34.8%     32.1%
  Operating income               17,717    11,397    30,233    18,971
  Operating income as a % of
   net sales                       14.9%     19.0%     13.0%     16.7%
  Depreciation and amortization  16,596     3,400    33,589     6,928
  Capital expenditures            5,176     2,390    12,199     3,472

Clinical Services
  Net sales                    $ 33,535  $      -  $ 65,273  $      -
  Gross margin                   11,069         -    20,906         -
  Gross margin as a % of net
   sales                           33.0%        -      32.0%        -
  Operating income                1,948         -     2,781         -
  Operating income as a % of
   net sales                        5.8%        -       4.3%        -
  Depreciation and amortization   3,714         -     7,418         -
  Capital expenditures              159         -       259         -


Unallocated Corporate Overhead $(12,862) $ (8,235) $(23,123) $(15,043)


Total
  Net sales                    $283,413  $180,193  $557,135  $352,830
  Gross margin                  111,786    74,621   216,397   143,449
  Gross margin as a % of net
   sales                           39.4%     41.4%     38.8%     40.7%
  Operating income               49,853    44,203    95,249    83,720
  Operating income as a % of
   net sales                       17.6%     24.5%     17.1%     23.7%
  Depreciation and amortization  25,357     7,696    50,783    15,533
  Capital expenditures           11,851     7,342    24,249    11,867



            CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                  RECONCILIATION OF GAAP TO NON-GAAP
           SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED)
                        (dollars in thousands)

                                Three Months Ended  Six Months Ended
                                ------------------  ------------------
                                 June 25, June 26,  June 25, June 26,
                                    2005     2004      2005     2004
Research Models and Services
  Net sales                     $130,771 $120,085  $258,683 $239,562
  Operating income                43,050   41,041    85,358   79,792
  Operating income as a % of net
   sales                            32.9%    34.2%     33.0%    33.3%

Preclinical Services
  Net sales                     $119,107 $ 60,108  $233,179 $113,268
  Operating income                17,717   11,397    30,233   18,971
  Operating income as a % of net
   sales                            14.9%    19.0%     13.0%    16.7%
  Add back:
    Amortization related to
     acquisition                  10,146        -    20,463        -
                                 -------- --------  -------- --------
  Operating income, excluding
   specified charges (Non-GAAP)   27,863   11,397    50,696   18,971
  Non-GAAP operating income as a
   % of net sales                   23.4%    19.0%     21.7%    16.7%

Clinical Services
  Net sales                     $ 33,535 $      -  $ 65,273 $      -
  Operating income                 1,948        -     2,781        -
  Operating income as a % of net
   sales                             5.8%       -       4.3%       -
  Add back:
    Amortization related to
     acquisition                   3,000        -     6,014        -
                                 -------- --------  -------- --------
  Operating income, excluding
   specified charges (Non-GAAP)    4,948        -     8,795        -
  Non-GAAP operating income as a
   % of net sales                   14.8%              13.5%


Unallocated Corporate Overhead  $(12,862)$ (8,235) $(23,123)$(15,043)
  Add back:
    Stock-based compensation
     related to acquisition        2,825        -     5,794        -
                                 -------- --------  -------- --------
    Unallocated corporate
     overhead, excluding
     specified charges (Non-
     GAAP)                       (10,037)  (8,235)  (17,329) (15,043)


Total
  Net sales                     $283,413 $180,193  $557,135 $352,830
  Operating income                49,853   44,203    95,249   83,720
  Operating income as a % of net
   sales                            17.6%    24.5%     17.1%    23.7%
  Add back:
    Amortization related to
     acquisition                  13,146        -    26,477        -
    Stock-based compensation
     related to acquisition        2,825        -     5,794        -
                                 -------- --------  -------- --------
  Operating income, excluding
   specified charges (Non-GAAP)   65,824   44,203   127,520   83,720
  Non-GAAP operating income as a
   % of net sales                   23.2%    24.5%     22.9%    23.7%


Charles River management believes that non-GAAP financial measures helps investors to gain a meaningful understanding of our core operating results and future prospects, consistent with the manner in which management measures and forecasts the Company's performance. The non-GAAP financial measures included are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP.

            CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
         RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS
           (dollars in thousands, except for per share data)


                         Three Months Ended       Six Months Ended
                      ------------------------ -----------------------
                          June 25,    June 26,    June 25,    June 26,
                             2005        2004        2005        2004

Net income             $   31,860  $   26,300  $   59,508  $   43,894
Add back:
  Deferred tax asset
   write-off                    -           -           -       7,900
  Valuation allowance
   release                      -           -           -      (2,111)
  Amortization related
   to acquisition          13,146           -      26,477           -
  Stock-based
   compensation
   related to
   acquisition              2,825           -       5,794           -
  Tax effect               (5,299)          -     (10,612)          -
                       ----------- ----------- ----------- -----------
Net income, excluding
 specified charges
 (Non-GAAP)            $   42,532  $   26,300  $   81,167  $   49,683
                       =========== =========== =========== ===========

Calculation of
 earnings per common
 share, excluding
specified charges
 (Non-GAAP):
Net income for purposes
 of calculating
 earnings
 per share,
 excluding specified
  charges (Non-GAAP)   $   42,532  $   26,300  $   81,167  $   49,683
After-tax equivalent
 interest expense
 on 3.5% senior
 convertible
  debentures                  295         995       1,463       1,991
                       ----------- ----------- ----------- -----------
Income for purposes of
 calculating
 diluted earnings
per share, excluding
 specified charges
 (Non-GAAP)            $   42,827  $   27,295  $   82,630  $   51,674
                       =========== =========== =========== ===========

Weighted average
 shares outstanding -
 Basic                 69,738,107  46,046,675  67,807,103  45,950,897
Effect of dilutive
 securities:
3.5% senior
 convertible
 debentures             1,202,939   4,759,455   2,981,197   4,759,455
Stock options and
 contingently issued
 restricted stock       1,633,092   1,440,297   1,604,147   1,294,509
Warrants                  342,096     339,860     341,651     337,175
                       ----------- ----------- ----------- -----------
Weighted average
 shares outstanding -
 Diluted               72,916,234  52,586,287  72,734,098  52,342,036
                       =========== =========== =========== ===========

Basic earnings per
 share                 $     0.46  $     0.57  $     0.88  $     0.96
Diluted earnings per
 share                 $     0.44  $     0.52  $     0.84  $     0.88

Basic earnings per
 share, excluding
 specified charges
 (Non-GAAP)            $     0.61  $     0.57  $     1.20  $     1.08
Diluted earnings per
 share, excluding
 specified charges
 (Non-GAAP)            $     0.59  $     0.52  $     1.14  $     0.99


Charles River management believes that non-GAAP financial measures helps investors to gain a meaningful understanding of our core operating results and future prospects, consistent with the manner in which management measures and forecasts the Company's performance. The non-GAAP financial measures included are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP.



    CONTACT: Charles River Laboratories International, Inc.
             Susan E. Hardy, 978-658-6000 Ext. 1616
             Director, Investor Relations